Exhibit 5.1

June 5, 2020
Celcuity Inc.
16305 36th Avenue N., Suite 100
Minneapolis, MN 55446

RE:	Registration Statement on Form S-3 (333-227466)

Ladies and Gentlemen:

We have acted as counsel to Celcuity Inc., a Delaware corporation (the “Company”), in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated October 4, 2018 (the “Base Prospectus”), and the prospectus supplement dated June 5, 2020 (collectively with the Base Prospectus, the “Prospectus”), relating to the offering by the Company of up to $10,000,000 of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”). The Shares are covered by the Registration Statement and we understand that the Shares are to be offered and sold in the manner described in the Prospectus.  This opinion is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Securities and Exchange Commission (the “Commission”).

In connection with rendering this opinion, we have reviewed the following, as presented, and represented as being such, to us by the Company: (i) the Company’s Certificate of Incorporation, as amended to date; (ii) the Company’s Bylaws, as amended to date; and (iii) certain resolutions of the Company’s Board of Directors and committees thereof pertaining to the issuance by the Company of the Shares.

We have examined and relied upon the information set forth in the Registration Statement and the Prospectus and such other records, agreements, certificates, public officials, and documents as we have deemed necessary as a basis for the opinions expressed herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof. As to certain matters of fact relevant to the opinions expressed below, we have, without independent verification or further inquiry, relied upon certificates and statements of officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for as described in the Prospectus, will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared, and is to be understood, in accordance with customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinions of this kind, is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and no opinions may be inferred or implied beyond the matters expressly stated herein.  The opinions expressed herein are rendered and speak only as of the date hereof and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions.

This opinion is limited to the Delaware General Corporation Law. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company on the date hereof and the reference to our firm under the heading “Legal Matters” in the Registration Statement and Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

Fredrikson & Byron, P.A.
By: /s/ Eric O. Madson
Its: Vice President